Filed Pursuant to Rule 424(b)(7)
Registration No. 333-138336

PROSPECTUS SUPPLEMENT NO. 7

(To Prospectus Dated November 20, 2006)

$575,000,000
(aggregate principal amount)

Weingarten Realty Investors
3.95% Convertible Senior Notes due 2026 and
the Common Shares Issuable Upon Conversion of the Notes

This prospectus supplement no. 7 supplements our prospectus dated November 20, 2006, as supplemented by  prospectus supplement number 1 dated February 5, 2007, prospectus supplement number 2 dated March 2, 2007, prospectus supplement number 3 dated March 30, 2007, prospectus supplement number 4 dated May 11, 2007, prospectus supplement number 5 dated July 30, 2007, and prospectus supplement number 6 dated  January 31, 2008 relating to the resale from time to time by selling securityholders of up to $575,000,000 aggregate principal amount of our 3.95% Convertible Senior Notes due 2026 and the common stock issuable upon conversion of the notes. The prospectus dated November 20, 2006, as supplemented by the prospectus supplements dated February 5, 2007, March 2, 2007, March 30, 2007, May 11, 2007, July 30, 2007, and January 31, 2008 is referred to herein as the “prospectus.”  This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

Investing in the notes and our common shares issuable upon conversion of the notes involves risks. See “Risk Factors” beginning on page 6 of the prospectus, as well as the risk factors relating to our business that are incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities discussed in the prospectus or this prospectus supplement, nor have they determined whether the prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 19, 2008

The information in the table appearing under the caption “Selling Securityholders” commencing on page 63 of the prospectus is supplemented and amended by adding the information below with respect to the selling securityholder not previously listed in the prospectus.

Name	Principal Amount of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Common Shares That May Be Sold (1)	Percentage of Common Shares Outstanding (2)

DBAG London +	$1,000,000	*	20,377	*
_______________________

* Less than 1%.
+ Affiliate of a broker dealer

(1)
Assumes conversion of all of the holder’s notes at an initial conversion rate of 20.3770 of our common shares for each $1,000 principal amount of notes. However, this conversion rate is subject to adjustment as described under “Description of Notes — Conversion Rate Adjustments.” As a result, the amount of common shares issuable upon conversion of the notes may increase or decrease in the future.

(2)
Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 83,784,680 common shares outstanding as of February 13, 2008. In calculating this amount, we treated as outstanding the number of common shares issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.

The table captioned “Voting/Investment Control Table” commencing on page 66 of the prospectus is hereby amended to reflect the following addition:

Selling Securityholder	Natural person or persons with voting or dispositive power

DBAG London	John Arnone